OMB APROVAL
                                                      OMB Number: 3235-0145
                           UNITED STATES              Expires: December 31, 2005
                SECURITIES AND EXCHANGE COMMISSION    Estimated average burden
                       Washington, DC 20549           hours per response...11


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                              COMPUDYNE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock (Par Value $.75 per share)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   20479530 6
                                   ----------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (11-99)

                                Page 1 of 7 pages

-------------------------------------------------- -----------------------------

CUSIP NO.   20479530 6


------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS.
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                  Martin A. Roenigk
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
              Instructions)

              (a)

              (b) X

------------- ------------------------------------------------------------------

     3        SEC USE ONLY


------------- ------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

============= ==================================================================
        NUMBER OF
          SHARES             5    SOLE VOTING POWER
       BENEFICIALLY
         OWNED BY                     1,496,479.5337
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ----------------------------------------------

                             6    SHARED VOTING POWER

                                      None
                            ----- ----------------------------------------------

                             7    SOLE DISPOSITIVE POWER

                                      1,496,479.5337
                            ----- ----------------------------------------------

                             8    SHARED DISPOSITIVE POWER

                                      None
=========================== ===== =============================================

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,496,479.5337
------------- ------------------------------------------------------------------

     10 CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)
------------- ------------------------------------------------------------------

                                Page 2 of 7 pages

------------- ------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  18%
------------- ------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON (See Instructions)

                  IN
------------- ------------------------------------------------------------------

                                Page 3 of 7 pages

                                  SCHEDULE 13G



Item 1.

                  (a)      Name of Issuer:

                           CompuDyne Corporation
                           -----------------------------------------------------

                  (b)      Address of Issuer's Principal Executive Offices:

                           2530 Riva Road, Suite 201
                           Annapolis, MD 21401

                           -----------------------------------------------------

Item 2.

                  (a)      Name of Person Filing:

                           Martin A. Roenigk
                           -----------------------------------------------------


                  (b)      Address of Principal Business Office or, if none,
                           Residence:

                           2530 Riva Road, Suite 201
                           Annapolis, MD 21401
                           -----------------------------------------------------


                  (c)      Citizenship:

                           United States

                           -----------------------------------------------------

                  (d)      Title of Class of Securities:

                           Common Stock (Par Value $.75 per share)

                           -----------------------------------------------------

                  (e)      CUSIP Number:

                           20479530 6

                           -----------------------------------------------------

                                Page 4 of 7 pages

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b), or (c), check whether the person filing is a:

                           Not Applicable
                           -----------------------------------------------------

Item 4.           Ownership.

                           Amount Beneficially Owned:

                           1,496,479.5337

                           -----------------------------------------------------

                           Percent of Class:

                           18%
                           -----------------------------------------------------

                           Number of shares as to which such person has:

                           (i)  sole power to vote or to direct the
                                    vote:  1,496,479.5337
                           -----------------------------------------------------
                           (ii)  shared power to vote or to direct
                                    the vote: None
                           -----------------------------------------------------
                           (iii)  sole power to dispose or to direct the
                                    disposition of: 1,496,479.5337
                           -----------------------------------------------------
                           (iv)  shared power to dispose or to direct the
                                     disposition of: None
                           -----------------------------------------------------

Item 5.           Ownership of Five Percent or Less of a Class:

                           Not Applicable
                           -----------------------------------------------------

                               Page 5 of 7 pages

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                           Not Applicable
                           -----------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                           Not Applicable
                           -----------------------------------------------------


Item 8.           Identification and Classification of Members of the Group:

                           Not Applicable
                           -----------------------------------------------------


Item 9.           Notice of Dissolution of Group:

                           Not Applicable
                           -----------------------------------------------------


Item 10.          Certification:

     By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 2005                         ---------------------------------------
                                         Signature


                                              Martin A. Roenigk
                                         ---------------------------------------
                                                    Name


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations.

                               Page 7 of 7 pages